Exhibit 10.25

[CHIQUITA LETTERHEAD]

January ___, 2015

[_______]
Chiquita Brands International Inc.
550 South Caldwell Street
Charlotte, North Carolina 28202

[Executive]:

Reference is made to the Severance Agreement (the “Severance Agreement”) between Chiquita Brands International, Inc. (the “Company”) and you, dated as of August 22, 2014. Capitalized terms used but not defined herein shall have the meaning set forth in the Severance Agreement.

Your employment with the Company is hereby terminated pursuant to a resignation for Good Reason, effective as of January 9, 2015 (the “Termination Date”), which is within the two year period following a Change in Control. As a consequence of such termination you will receive from the Company all of the payments and benefits due to you under the Severance Agreement under Section 6 of the Severance Agreement, which will consist of the following:

•
payment to you in a cash lump sum within fifteen days following the Termination Date (or if later, upon the effectiveness of the Release (as defined below)), of the gross amount of $[●] pursuant to Section 6.1(A) of the Severance Agreement;

•
a full-year 2014 annual bonus, in such amount based on actual performance as determined under the Company annual cash incentive compensation plan in accordance with the Agreement and Plan of Merger among the Company and other parties thereto dated as of October 26, 2014 (the “Cutrale-Safra Merger Agreement”), which amount shall be paid at the time 2014 annual bonuses are paid to other senior executives but not later than March 15, 2015;

•
a pro-rata target bonus for the portion of 2015 which has elapsed as of the Termination Date, resulting in a gross payment to you of $[●], payable in a cash lump sum within fifteen days following the Termination Date (or if later, upon the effectiveness of the Release); and

•
continued provision to you and your dependents for the 24 month period following the Termination Date of the benefits described in Section 6.2 of the Severance Agreement in accordance with such section.

In the event the Company has not received a final report from Golden Parachute Tax Solutions, LLC regarding the application of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), in form and substance satisfactory to the Company (including all supporting materials and documentation), prior to the date it is required to make the payments described above, the Company will pay you the maximum amount that may be paid without imposition of tax under Section 4999 of the Code, excluding for purposes of such calculation any value ascribed to your restrictive covenants, and will pay the remainder, subject to Section 6.2 of the Severance Agreement, on the fifteenth day following the receipt of such report.

Your receipt of the payments and benefits set forth above is subject to the requirement that you deliver to the Company, within 45 days following the Termination Date, an executed General Release, in the form attached hereto as Exhibit A (the “Release”).

You will also remain entitled to the payments and benefits described in Section 5 of the Severance Agreement, which will be paid or provided to you in the ordinary course. Separately, all of your outstanding restricted stock units (other than those granted in respect of the 2012 – 2014 performance period) have been cancelled in exchange for a cash lump sum payment in the manner set forth in Cutrale-Safra Merger Agreement, resulting in a gross payment to you of $[●]. In addition, no later than March 15, 2015, you will receive a cash lump sum payment for restricted stock units granted in respect of the 2012-2014 performance period based on actual performance for such period.

By executing this letter, you agree that, effective as of the Termination Date, you will cease to serve as an employee, officer, director or in any other capacity for the Company, its subsidiaries or any affiliated entity, it being agreed that you shall retain any indemnification, liability insurance and similar rights with respect to such service in accordance with the existing terms thereof and the Cutrale-Safra Merger Agreement. In addition, by executing this letter you acknowledge and reaffirm your obligations pursuant to the restrictive covenants to which you are subject (including those contained in Section 4 of the Severance Agreement).

This letter does not amend the Severance Agreement, which remains in effect in accordance with its terms.
Sincerely,

CHIQUITA BRANDS INTERNATIONAL, INC. by
_______________________________ Assistant Secretary

_______________________________